UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[__] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02	Results of Operations and Financial Condition.

On January 17, 2005, Macatawa Bank Corporation issued a press release announcing results for the fourth quarter and year ended December 31, 2004. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99	Press release dated January 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2005	MACATAWA BANK CORPORATION By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated January 17, 2005.

MACATAWA BANK CORPORATION 10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate January 17, 2005 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports 50% Increase in Fourth Quarter Earnings

Macatawa Bank Corporation today announced net income for the fourth quarter of 2004. Net income was a record $4.45 million, or a 50% increase over fourth quarter 2003 net income of $2.98 million. Diluted earnings per share totaled $0.49 for the fourth quarter of 2004, or a 48% increase over the $0.33 for the same period in 2003. Net income totaled $12.78 million for the year ended December 31, 2004, or $1.42 per diluted share, as compared to 2003 net income of $11.78 million, or $1.32 per diluted share. The annual results for 2004 reflect the impact of the $2.3 million ($1.5 million after-tax, or $0.17 per share) charge against earnings related to a commercial borrower that became impaired under unusual circumstances, as previously announced in the third quarter earnings release.

"Evidenced by our exceptional fourth quarter results, the value of our business model has begun to directly impact our bottom line," commented Ben Smith, Chairman and CEO. "Our focus on full-service community banking continues to be well received in the markets we serve. During the quarter, each of our major lines of business contributed to improvement in our bottom line," added Mr. Smith.

Core deposits for the year 2004 were up 20%, ending the year at $1.20 billion. "Macatawa is now the number one bank in deposits in Ottawa County. Our continued success at attracting deposits is directly attributed to our passion for community banking and the employees who share that vision. Our people make the difference and the customers recognize that fact," stated Mr. Smith. The Corporation continues to create a more significant presence in the Grand Rapids market. On the north side of Grand Rapids, in Rockford, construction recently began on the newest location which is expected to open in mid 2005. There will then be 10 branches in the Grand Rapids area. "Our expansion in this important area will slow, but not stop, as we focus on improving profitability and on growing the branches we now have," Mr. Smith added.

The loan portfolio ended the year at $1.40 billion, up over 21% for all of 2004. Commercial and commercial real estate loans increased $166 million or 20%, residential mortgage loans increased $46 million or 27%, and consumer loans increased $27 million or 20%. "The 20% or greater growth in each of our loan lines of business confirms our ability to add new customers and deepen the relationships we have already established," stated Mr. Smith.

The increase in quarterly earnings was largely a result of a significant increase in net interest income. Net interest income for the fourth quarter totaled $14.44 million, an increase of $3.18 million, or 28% as compared to the 2003 quarter. The increase was driven primarily by significant growth in average earning assets of $295.12 million, or 24%, to $1.53 billion for the fourth quarter of 2004. A 12 basis point increase in the net interest margin to 3.76% for the quarter also contributed to the increase in net interest income. The recent increases in short-term rates since June of 2004 largely contributed to the improvement in margin. On a consecutive quarter basis, the net interest margin increased 10 basis points from 3.66% for the third quarter of 2004, which represents the third consecutive quarter of improvement in net interest margin. "As interest rates continue to rise from their recent 46 year lows, we believe our portfolios are well positioned to provide strong and consistent earnings growth," stated Mr. Smith.

Non-interest income totaled $2.73 million for the fourth quarter of 2004, a $581,000 increase compared to fourth quarter 2003 non-interest income of $2.15 million. Increases in deposit service charges, gains on the sale of mortgage loans, trust fees and other income all contributed to the overall increase in non-interest income. Deposit service charges increased $139,000 and the gain on sales of mortgage loans increased $122,000 during the quarter. "We are extremely pleased with the success of our retail loan programs considering the significant decline in refinancing opportunities. Our gain on mortgage loan sales for the quarter was up over both the last quarter and the same quarter in 2003," commented Mr. Smith. Other income increased $303,000 largely related to the income earned on bank-owned life insurance, purchased in the fourth quarter of 2004.

The provision for loan losses increased to $1.33 million for the quarter from $1.20 million for the fourth quarter of 2003. Non-performing loans to total loans ended the year at 0.29% compared to 0.35% at the end of 2003. The majority of the balance of non-performing loans at December 31, 2004 relates to the one commercial borrower that became impaired at the end of the third quarter. The allowance for loan losses represents 1.38% of total loans at December 31, 2004. Mr. Smith commented, "We believe our renewed diligence will help us maintain our asset quality numbers at the high standards we expect."

Non-interest expense increased to $9.28 million for the quarter as compared to $7.85 million for the fourth quarter of 2003. Salaries and benefits increased by $666,000 primarily reflecting an increase in staffing for the five new full-service branches that were opened since the fourth quarter of last year, and for the lending, trust and investment service departments that has occurred in the past twelve months to enhance our service in these areas. Other expenses increased by $761,000 and relates to various items; including new costs associated with complying with Section 404 of the Sarbanes-Oxley Act, holding costs associated with repossessed and foreclosed properties, and an increase in marketing costs associated with our expansion efforts in the markets we serve. Despite the increase in non-interest expense levels, the efficiency ratio improved to 54.03% for the quarter compared to 58.53% for the same quarter in 2003 and 56.25% for the third quarter of 2004. "Our revenue growth is now consistently exceeding our non-interest expense increases as we continue to grow into our capacity and benefit from the investments we have made in our people and in our infrastructure," Mr. Smith commented.

Total assets ended the year at $1.67 billion, an increase of $271.50 million or 19% since December 31, 2003. The Company's total risk-based capital ratio was 11.02% at December 31, 2004, remaining well-capitalized under regulatory capital standards.

"Building on the positive momentum we have generated in 2004, we expect our growth and improved performance to continue into 2005," concluded Mr. Smith

Conference Call
Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 18, 2005, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 22 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the ability to maintain high asset quality. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission."

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended December 31		Year Ended December 31

EARNINGS SUMMARY	2004	2003	2004	2003

Total interest income	$22,043	$16,768	$78,329	$64,435
Total interest expense	7,604	5,505	26,309	22,341

Net interest income	14,439	11,263	52,020	42,094
Provision for loan loss	1,325	1,200	7,890	4,105

Net interest income after provision for loan loss	13,114	10,063	44,130	37,989

NON-INTEREST INCOME
Deposit service charges	787	648	2,962	2,564
Gain on sale of loans	590	468	2,207	3,746
Trust fees	691	674	2,945	2,480
Other	664	361	1,928	853

Total non-interest income	2,732	2,151	10,042	9,643

NON-INTEREST EXPENSE
Salaries and benefits	4,920	4,254	19,206	16,371
Occupancy	640	640	2,653	2,342
Furniture and equipment	672	673	2,768	2,588
Other	3,045	2,284	10,773	8,763

Total non-interest expense	9,277	7,851	35,400	30,064

Income before income tax	6,569	4,363	18,772	17,568
Federal income tax expense	2,121	1,388	5,996	5,788

Net income	$4,448	$2,975	$12,776	$11,780

Basic earnings per share	$0.50	$0.34	$1.45	$1.34
Diluted earnings per share	$0.49	$0.33	$1.42	$1.32
Return on average assets	1.08%	0.90%	0.83%	0.94%
Return on average equity	13.76%	9.78%	10.15%	9.91%
Net interest margin	3.76%	3.64%	3.64%	3.63%
Efficiency ratio	54.03%	58.53%	57.04%	58.11%

BALANCE SHEET DATA Assets	December 31 2004	December 31 2003

Cash and due from banks	$31,711	$41,633
Federal funds sold & short term investments	-	18,414
Securities available for sale	137,249	107,049
Securities held to maturity	2,552	2,624
Federal Home Loan Bank Stock	12,239	8,793
Loans held for sale	3,150	4,054
Total loans	1,396,387	1,157,107
Less allowance for loan loss	19,251	16,093

Net Loans	1,377,136	1,141,014

Premises and equipment, net	45,784	38,713
Acquisition intangibles	26,262	26,702
Bank-owned life insurance	20,157	-
Other assets	16,366	12,115

Total Assets	$1,672,606	$1,401,111

Liabilities and Shareholders Equity
Non-interest bearing deposits	$149,104	$139,557
Interest bearing deposits	1,202,412	969,842

Total deposits	1,351,516	1,109,399
Federal funds purchased	22,131	-
FHLB advances	123,985	145,680
Other borrowings	41,238	19,655
Other liabilities	4,662	4,477

Total Liabilities	1,543,532	1,279,211

Shareholders' equity	129,074	121,900

Total Liabilities and Shareholders' Equity	$1,672,606	$1,401,111

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	2004	2003

EARNINGS SUMMARY
Net interest income	$14,439	$13,619	$12,570	$11,392	$11,263	$52,020	$42,094
Provision for loan loss	1,325	3,900	1,440	1,225	1,200	7,890	4,105
Total non-interest income	2,732	2,261	2,751	2,298	2,151	10,042	9,643
Total non-interest expense	9,277	8,933	8,933	8,257	7,851	35,400	30,064
Income taxes	2,121	931	1,602	1,342	1,388	5,996	5,788
Net income	$4,448	$2,116	$3,346	$2,866	$2,975	$12,776	$11,780

Basic earnings per share	$0.50	$0.24	$0.38	$0.33	$0.34	$1.45	$1.34
Diluted earnings per share	$0.49	$0.24	$0.37	$0.32	$0.33	$1.42	$1.32

MARKET DATA
Book value per share	$14.62	$14.39	$13.92	$14.18	$13.87	$14.62	$13.87
Market value per share	$32.29	$28.05	$27.49	$26.54	$27.04	$32.29	$27.04
Average basic common shares	8,819,272	8,809,971	8,804,830	8,791,864	8,787,079	8,805,852	8,771,893
Average diluted common shares	8,997,538	8,966,312	8,957,976	8,952,939	8,946,517	8,973,053	8,912,741
Period end common shares	8,826,902	8,812,591	8,808,983	8,803,956	8,788,577	8,826,902	8,788,577

PERFORMANCE RATIOS
Return on average assets	1.08%	0.53%	0.89%	0.81%	0.90%	0.83%	0.94%
Return on average equity	13.76%	6.73%	10.74%	9.30%	9.78%	10.15%	9.91%
Net interest margin (FTE)	3.76%	3.66%	3.62%	3.49%	3.64%	3.64%	3.63%
Efficiency ratio	54.03%	56.25%	58.31%	60.31%	58.53%	57.04%	58.11%

ASSET QUALITY
Net charge-offs	$674	$3,207	$491	$360	$249	$4,732	$1,484
Nonperforming loans	$4,021	$7,601	$2,742	$3,047	$4,025	$4,021	$4,025
Nonperforming loans to total loans	0.29%	0.56%	0.21%	0.25%	0.35%	0.29%	0.35%
Net charge-offs to average loans (annualized)	0.19%	0.96%	0.16%	0.12%	0.09%	0.37%	0.14%
Allowance for loan loss to total loans	1.38%	1.37%	1.39%	1.39%	1.39%	1.38%	1.39%

CAPITAL & LIQUIDITY
Average equity to average assets	7.8%	7.9%	8.3%	8.7%	9.2%	8.2%	9.5%
Tier 1 capital to risk-weighted assets	9.2%	9.3%	9.9%	10.3%	9.7%	9.2%	9.7%
Total capital to risk-weighted assets	11.0%	11.1%	11.8%	12.2%	10.9%	11.0%	10.9%
Loans to deposits + FHLB borrowings	94.8%	94.2%	96.9%	97.5%	92.2%	94.8%	92.2%

END OF PERIOD BALANCES
Total portfolio loans	$1,396,387	$1,361,017	$1,288,461	$1,224,243	$1,157,107	$1,396,387	$1,157,107
Earning assets	1,551,577	1,512,039	1,428,499	1,360,689	1,298,041	1,551,577	1,298,041
Total assets	1,672,606	1,616,994	1,525,977	1,456,428	1,401,111	1,672,606	1,401,111
Deposits	1,351,516	1,322,563	1,151,347	1,109,276	1,109,399	1,351,516	1,109,399
Total shareholders' equity	129,074	126,816	122,590	124,863	121,900	129,074	121,900

AVERAGE BALANCES
Total portfolio loans	$1,377,886	$1,329,763	$1,262,153	$1,190,153	$1,120,397	$1,290,338	$1,046,731
Earning assets	1,531,685	1,483,788	1,399,415	1,314,208	1,236,569	1,435,173	1,150,774
Total assets	1,651,939	1,585,427	1,500,155	1,410,471	1,329,319	1,537,604	1,250,563
Deposits	1,316,548	1,256,730	1,122,548	1,104,750	995,997	1,200,617	973,770
Total shareholders' equity	129,301	125,851	124,652	123,239	121,689	125,930	118,835